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                                                                    EXHIBIT 10.5

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT (the "Agreement") is made and entered into this 1ST day of January, 2003 (the "Effective Date"), by and between NORTHRIM BANK, a state-chartered commercial bank and wholly owned subsidiary of NORTHRIM BANCORP, INC., with its principal office in Anchorage, Alaska (the "Employer"), and VICTOR P. MOLLOZZI (the "Executive").

         In consideration of the mutual promises made in this Agreement, the parties agree as follows:

         1.       EMPLOYMENT.

         Employer employs Executive and Executive accepts employment with Employer as its Senior Vice President and Senior Credit Officer.

         2.       TERM.

         The term of this Agreement (the "Term") shall commence on the Effective Date and shall continue through December 31, 2003; provided, however, that (i) on January 1, 2004 and each succeeding January 1, the Term shall automatically be extended for one additional year unless, not later than ninety (90) days prior to any such January 1, either party shall have given written notice to the other that it does not wish to extend the Term and (ii) such one year extensions of the Term shall not occur on and after the January 1 of the year in which the Executive will attain age sixty-five (65) but instead the Term shall be extended only until the date of the Executive's sixty-fifth (65th) birthday. In the event the Term is not extended, Executive shall have no rights to any of the severance payments or benefits continuation described in Paragraph 5.

         3.       DUTIES.

         Executive will serve as Senior Vice President and Senior Credit Officer. Executive shall render such executive, management and administrative services and perform such tasks in connection with the affairs and overall operation of the Employer as is customary for his position, subject to the direction of Employer's Chairman, President, and Board of Directors. Executive shall devote necessary time, attention and effort to Employer's business in order to properly discharge his responsibilities under this Agreement.

         4.       COMPENSATION, BENEFITS, REIMBURSEMENT AND BONUS.

                  a. In consideration for all services rendered by Executive during the term of this Agreement, Employer shall pay Executive an annual base salary (before all customary and proper payroll deductions) of $145,000, as adjusted from time to time ("Base Salary"). The Board of Directors of the Employer shall review Executive's salary at the end of each year, in a manner consistent with that used for all management employees of the Employer, and in its sole discretion may adjust such salary commensurate with the Executive's performance under this Agreement.

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                  b.       Under the Employer's Incentive Compensation Plan,
Executive shall be eligible to receive an annual bonus based on performance as defined by the Board of Directors. Executive's annual target bonus will equal 25% of Base Salary ("Target Bonus"). This is the amount payable for ambitious, but expected, results as determined by the Board of Directors. Executive's bonus may be more or less than this amount at the Board of Directors discretion but may not exceed 35% of Base Salary.

                  c. Executive shall be eligible for stock option grants under the Employer's Stock Option Plan. The timing and size of awards will be at the discretion of the Board of Directors.

                  d. Executive shall also be entitled to receive an annual contribution equal to 5% of annual Base Salary in accordance with the Employer's Supplemental Executive Retirement Plan and the Executive may also participate in the Employer's Deferred Compensation Plan.

                  e. Throughout the term of this Agreement, Employer shall provide Executive with reasonable health insurance, disability and other employee benefits. Executive shall participate in all employee benefit plans and programs of Employer on a basis at least as favorable as that accorded to any other officer of Employer. Employer shall reimburse Executive for his reasonable expenses (including, without limitation, travel, entertainment, and similar expenses) incurred in performing and promoting the business of Employer. Executive shall present from time to time itemized accounts of any such expenses, subject to any limits of company policy and the rules and regulations of the Internal Revenue Service.

         5.       TERMINATION OF AGREEMENT.

                  a. TERMINATION DUE TO A CHANGE OF CONTROL. If Employer or its holding company, Northrim BanCorp, Inc., is subjected to a Change of Control (as defined in Section 5(f)(i)), and either Employer or its assigns terminates Executive's employment without Cause or Executive terminates his employment for Good Reason within 730 days of such Change of Control, then Employer shall pay Executive upon the effective date of such termination all Base Salary earned and all reimbursable expenses incurred under this Agreement through such termination date, plus a pro rata portion of any annual Target Bonus for the year of termination. In addition, Employer shall pay Executive an amount equal to two (2) times Executive's highest Base Salary over the prior three (3) years, plus an amount equal to two (2) times the Target Bonus or two
(2) times the average bonus paid over the prior three (3) years, whichever is greater. In addition, Employer shall provide the benefits described in Sections 5(b)(i) and (ii) below. Provided, also, that the payment and benefits described in this Section 5(a) will only be paid conditioned upon Executive signing an agreement, in a form acceptable to Employer, that releases and holds Employer harmless from all known and unknown claims and liabilities arising out of Executive's employment with Employer or the performance of this Agreement ("Release Agreement").

                  b. TERMINATION BY EMPLOYER WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON. If Employer terminates Executive's employment without Cause, or if Executive terminates his employment for Good Reason, Employer shall pay Executive upon the effective date of such termination all Base Salary earned and all reimbursable expenses incurred under this Agreement through such termination date, plus a pro rata portion of any annual Target Bonus for the year of termination. In addition, Employer shall pay Executive an amount equal to two
(2) times

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Executive's highest Base Salary over the prior three (3) years, plus an amount equal to two (2) times the Target Bonus or two (2) times the average bonus paid over the prior three (3) years, whichever is greater. Provided, however, that the payment and benefits described in this Section 5(b) will only be made conditioned upon Executive signing a Release Agreement.

                           (i)      BENEFITS CONTINUATION. In addition, the
Executive shall be entitled to health and dental insurance benefits for a period of eighteen (18) months following the termination of this Agreement. These benefits will be provided at Employer's expense, but such period shall count towards the Employer's continuation of coverage obligation under Section 4980B of the Internal Revenue Code ("COBRA").

                           (ii)     AGE AND SERVICE CREDIT. Executive shall also
be entitled to receive age credit and credit for period of service towards all pension/SERP plans for the remaining period of time covered by this Agreement. If Executive is hired by Employer, its assigns, any company in control of Employer, or any company controlled by Employer during the period covered by this Agreement, then Executive will be entitled to be treated for all purposes relating to future compensation, benefits, and retirement, as if this Agreement had never been terminated and as if Executive had performed his responsibilities as an Executive throughout the period originally covered by this Agreement.

                  c. TERMINATION BY EMPLOYER FOR CAUSE OR BY EXECUTIVE WITHOUT GOOD REASON. If Employer terminates Executive's employment for Cause or if Executive terminates his employment without Good Reason, Employer shall pay Executive upon the effective date of such termination only such Base Salary earned and expenses reimbursable under this Agreement incurred through such termination date. In such case, Executive shall have no right to receive compensation or other benefits for any period after termination under this Agreement.

                  d. TERMINATION DUE TO DISABILITY. If Employer terminates Executive's employment on account of any mental or physical Disability that prevents Executive from discharging his duties under this Agreement, Executive shall be entitled to: (A) all Base Salary earned and reimbursement for expenses incurred under this Agreement through the termination date, plus a pro rata portion of any annual Target Bonus for the year of termination. In addition, Employer shall pay Executive full Base Salary for the year following the termination date (less the amount of any payments received by Executive during such one (1) year period under any Employer-sponsored disability plan), and (B) health and dental insurance benefits for a period of one (1) year following the termination date, which benefits will be provided at Employer's expense, but such period shall count towards the Employer's continuation of coverage obligation under Section 4980B of Code (commonly referred to as "COBRA"). Provided, however, that the payment and benefits described in this Section 5(d) will only be made conditioned upon Executive signing a Release Agreement.

                  e. TERMINATION UPON DEATH OF EXECUTIVE. Executive's term of employment under this Agreement shall be terminated upon the death of Executive. In such case, the Employer shall be obligated to pay to the surviving spouse of Executive, of if there is none, to the Executive's estate: (A) that portion of Executive's Base Salary that would otherwise have been paid to him for the month in which his death occurred, and (B) any amounts due him pursuant to the Employer's pension plan, any supplemental deferred compensation plan, and any other death, insurance, employee benefit plan or stock benefit plan provided to Executive by the Employer.

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                  f.       TERMINATION DEFINITIONS.

                           (i)      "CHANGE OF CONTROL." For purposes of this
Agreement, the term "Change of Control" shall mean the occurrence of one or more of the following events: (A) One person or entity acquiring or otherwise becoming the owner of twenty-five percent or more of Employer's outstanding common stock; (B) Replacement of a majority of the incumbent directors of Northrim BanCorp, Inc. or Northrim Bank by directors whose elections have not been supported by a majority of the Board of either company, as appropriate; (C) Dissolution or sale of fifty percent or more in value of the assets, of either Northrim BanCorp, Inc. or Northrim Bank; or (D) A change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of Employer, within the meaning of Section 280G of the Internal Revenue Code.

                           (ii)     "CAUSE." For purposes of this Agreement,
termination for "Cause" shall include termination because Executive (A) continually fails to substantially perform his duties with the Employer, (B) is adjudged guilty of any crime involving a breach of his fiduciary duties to the Employer, (C) is willfully and continually failing to comply with any law, rule, or regulation (other than traffic violations or similar offenses) or final cease and desist order of a regulatory agency having jurisdiction over Employer, or
(D) is unable to substantially perform his duties with the Employer due to drug addiction or chronic alcoholism. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Employer's Board of Directors at a meeting of the Board called for such purpose (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, he was guilty of conduct that constitutes Cause (as defined above) and specifying the conduct in detail.

                           (iii)    "DISABILITY." For purposes of this
Agreement, "Disability" shall mean a medically diagnosed physical or mental impairment that may be expected to result in death, or to be of long, continued duration, and that renders Executive incapable of performing the duties required under this Agreement. Employer's Board of Directors, acting in good faith, shall make the final determination of whether Executive is suffering under any Disability (as herein defined) and, for purposes of making such determination, may require Executive to submit himself to a physical examination by a physician mutually agreed upon by the Executive and Employer's Board of Directors at Employer's expense.

                           (iv)     "GOOD REASON." For purposes of this
Agreement, termination for "Good Reason" shall mean termination by Executive as a result of any material breach of this Agreement by Employer. Good Reason shall include, but not be limited to: (A) a material reduction in Executive's compensation defined as a reduction equal to or greater than five percent (5%) of Executive's then annual base salary, (B) a material reduction in Executive's duties and responsibilities, but not merely a change in title, or (C) relocation of Executives primary workplace by more than fifty (50) miles.

         6.       EXCISE TAX GROSS-UP.

                  a. In the event that Executive becomes entitled to payments and benefits described in Section 5 ("Payments and Benefits") and those Payments and Benefits thereby trigger a

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"parachute payment" as defined by Section 280G of the Internal Revenue Code and are subject to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986 ("Excise Tax"), then Employer shall pay to or for the benefit of Executive, an additional amount ("Gross-Up Payment") such that the net amount retained by Executive after deduction of any Excise Tax on the Payments and Benefits and any federal, state and local income tax and Excise Tax upon the payments provided for under Section 5(a), shall be equal to the amount of the Payments and Benefits.

                  b. For purposes of determining whether any of the Payments and Benefits is subject to the Excise Tax and the amount of such Excise Tax, the definitions of the Code apply.

                  c. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the termination date of employment, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes based on the marginal rate referenced above. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the termination date, Executive shall repay to Employer, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

                  d. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive's employment (including by reason of any payment, the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Employer shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Executive with respect to such excess, but only to the extent that such interest, penalties or additions would not have been reduced by prompt payment by the Executive to the appropriate tax authority of the Gross-Up Payments previously received) at the time that the amount of such excess is finally determined.

                  e. Executive and Employer agree to reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments and Benefits.

         7.       COVENANT NOT TO COMPETE.

                  a. Executive agrees that for the term of this Agreement and for a period of two (2) years after this Agreement is terminated pursuant to
Section 5(a) or (b) (with the understanding that the two (2) year period will be shortened to one (1) year upon the completion of a transaction constituting a Change of Control, as defined in Section 5(f)(i)), Executive will not directly or indirectly be employed by, own, manage, operate, join, or benefit in any way from any business activity that is competitive with Employer's business or reasonably anticipated business of which Executive has knowledge. For purposes of the foregoing, Executive will be deemed to be connected with such business if the business is carried on by: (a) a partnership in which Executive is a general or limited partner; or (b) a corporation of which Executive is a shareholder (other than a

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shareholder owning less than 5% of the total outstanding shares of the corporation), officer, director, employee or consultant.

                  b. The parties agree that if a trial judge with jurisdiction over a dispute related to this Agreement should determine that the restrictive covenant set forth above is unreasonably broad, the parties authorize such trial judge to narrow the covenant so as to make it reasonable, given all relevant circumstances, and to enforce such covenant. The provisions of this paragraph shall survive termination of this Agreement.

         8.       NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

                  a. During the term of Executive's employment and thereafter, Executive agrees to hold Employer's Confidential Information in strict confidence, and not disclose or use it at any time except as authorized by Employer and for Employer's benefit. If anyone tries to compel Executive to disclose any Confidential Information, by subpoena or otherwise, Executive agrees immediately to notify Employer so that Employer may take any actions it deems necessary to protect its interests. Executive's agreement to protect Employer's Confidential Information applies both during the term of this Agreement and after employment ends, regardless of the reason it ends.

                  b. "Confidential Information" includes, without limitation, any information in whatever form that Employer considers to be confidential, proprietary, information and that is not publicly or generally available relating to Employer's: trade secrets (as defined by the Uniform Trade Secrets Act); know-how; concepts; methods; research and development; product, content and technology development plans; marketing plans; databases; inventions; research data and mechanisms; software (including functional specifications, source code and object code); procedures; engineering; purchasing; accounting; marketing; sales; customers; advertisers; joint venture partners; suppliers; financial status; contracts or employees. Confidential Information includes information developed by Executive, alone or with others, or entrusted to Employer by its customers or others.

         9.       NONSOLICITATION.

         During the course of Executive's employment and for a period of one (1) year from the date of termination of employment for any reason, Executive shall not directly or indirectly solicit or entice any of the following to cease, terminate or reduce any relationship with Employer or to divert any business from Employer: (a) any person who was an employee of Employer during the one-
(1) year period immediately preceding the termination of Executive's employment;
(b) any customer or client of Employer; or (c) any prospective customer or client of Employer from whom Executive actively solicited business within the last six (6) months of Executive's employment.

         10.      NON-DISPARAGEMENT.

         Executive will not, during the Term or after the termination or expiration of this Agreement or Executive's employment, make disparaging statements, in any form, about Employer's officers, directors, agents, employees, products or services which Executive knows, or has reason to believe, are false or misleading.

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         11.      MUTUAL AGREEMENT TO ARBITRATE.

                  a. In the event of a dispute or claim between Executive and Employer related to Employee's employment or termination of employment, all such disputes or claims will be resolved exclusively by confidential arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA"). This means that the parties agree to waive their rights to have such disputes or claims decided in court by a jury. Instead, such disputes or claims will be resolved by an impartial AAA arbitrator whose decision will be final.

                  b. The only disputes or claims that are not subject to arbitration are any claims by Executive for workers' compensation or unemployment benefits, and any claim by Executive for benefits under an employee benefit plan that provides its own arbitration procedure. Also, Executive and Employer may seek injunctive relief in court in appropriate circumstances.

                  c. The arbitration procedure will afford Executive and Employer the full range of statutory remedies. Employer will pay all costs that are unique to arbitration, except that the party who initiates arbitration will pay the filing fee charged by AAA. Executive and Employer shall be entitled to discovery sufficient to adequately arbitrate their claims, including access to essential documents and witnesses, as determined by the arbitrator and subject to limited judicial review. In order for any judicial review of the arbitrator's decision to be successfully accomplished, the arbitrator will issue a written decision that will decide all issues submitted and will reveal the essential findings and conclusions on which the award is based.

         12.      MISCELLANEOUS.

                  a. This Agreement contains the entire agreement between the parties with respect to Executive's employment with Employer, and is subject to modification or amendment only upon agreement in writing signed by both parties.

                  b. This Agreement shall bind and inure to the benefit of the heirs, legal representatives, successors and assigns of the parties, except that Employer's rights and obligations may not be assigned.

                  c. If any provision of this Agreement is invalid or otherwise unenforceable, all other provisions shall remain unaffected and shall be enforceable to the fullest extent permitted by law.

                  d. In the event of any claim or dispute arising out of this Agreement, the party that substantially prevails shall be entitled to reimbursement of all expenses incurred in connection with such claim or dispute, including, without limitation, attorneys' fees and other professional fees. This paragraph shall apply to expenses incurred with or without suit, and in any judicial, arbitration or administrative proceedings, including all appeals therefrom.

                  e. Any notice required to be given under this Agreement to either party shall be given by personal service or by depositing a copy of such notice in the United States registered or certified mail, postage prepaid, addressed to the following address, or such other address as addressee shall designate in writing:

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              EMPLOYER:         3111 "C" Street
                                Anchorage, AK  99503

              EXECUTIVE:        11950 Ginami Street
                                Anchorage, AK  99516

                  f. This Agreement shall be governed by and construed in accordance with the laws of the State of Alaska.

EMPLOYER:                       NORTHRIM BANCORP, INC.

                                By: /s/ Ronald A. Davis
                                    ----------------------------------------
                                        Ronald A. Davis
                                        Its: Chairman of the Compensation
                                             Committee of The Board of Directors

                                NORTHRIM BANK

                                By: /s/ Ronald A. Davis
                                    ----------------------------------------
                                        Ronald A. Davis
                                        Its: Chairman of the Compensation
                                             Committee of The Board of Directors

EXECUTIVE:                      /s/ Victor P. Mollozzi
                                --------------------------------------------
                                Victor P. Mollozzi

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